Exhibit 16.1

(PwC’s letter to the Securities and Exchange Commission)

April 6, 2005

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Commissioners:

We have read the statements made by MICROS Systems, Inc., regarding the MICROS Systems, Inc. 401(k) Retirement Plan, (copy attached), which we understand will be filed with the Commission, pursuant to Item 4.01 of Form 8-K, as part of the Plan’s Form 8-K report dated March 31, 2005.  We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

By: /s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP